Securities and Exchange Commission
100 F Street N.E.
Washington, DC 20549

Ladies and Gentlemen:
We have read the statements made by Nuveen Symphony
Credit Opportunities Fund, Nuveen Symphony Floating Rate Income Fund and Nuveen Symphony High Yield Bond Fund each a series in Nuveen Investment Trust III and are in agreement with the statements contained in Sub-Item 102J of Form N-SAR. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ ERNST & YOUNG LLP

Chicago, Illinois
November 21, 2014













A member firm of Ernst & Young Global Limited